National Atlantic Holdings Corporation

FOR IMMEDIATE RELEASE

National Atlantic Holdings Corporation Engages Bank of America Securities LLC to Assist the
Company in its Review of Strategic Alternatives

Freehold, NJ – November 13, 2007—National Atlantic Holdings Corporation (Nasdaq: NAHC) today announced, after a regularly scheduled meeting of its Board of Directors, that it has engaged Bank of America Securities LLC to assist the Company in its review of strategic alternatives. These alternatives could include, but are not limited to, capital structure review, strategic partnerships or business combination transactions. There can be no assurances that any particular alternative will be pursued or that any transaction will occur or on what terms. The Company does not plan to release additional information about the status of the review of alternatives until a definitive agreement is entered into or the process is otherwise completed.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses.

The Company’s insurance products are designed to attract a broad spectrum of personal policyholders for their private passenger automobile, homeowners, personal excess (“umbrella”) and specialty property liability coverages. For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, business auto, and worker’s compensation, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

Contact:
Frank Prudente
National Atlantic Holdings Corporation
732-665-1145
investorrelations@national-atlantic.com